EXHIBIT 99.2

K12 INC. APPOINTS NATHANIEL DAVIS EXECUTIVE CHAIRMAN

Strengthened Executive Team, Including Newly Appointed Chief Academic Officer, Positions K12 for
Continued Growth and Financial, Operational and Academic Excellence

HERNDON, VA, January 10, 2013 – K12 Inc. (NYSE: LRN), the nation’s largest provider of proprietary curriculum and online education programs for students in kindergarten through high school, today announced the strengthening of its leadership team with the appointment of Nathaniel Davis as Executive Chairman of the Board of Directors, with oversight over all operational and corporate functions of the company. Mr. Davis will continue in his capacity as Chairman of the Board and will assume his expanded responsibilities effective immediately.

Ron Packard, who founded K12 in 2000, will continue as Chief Executive Officer, reporting to Mr. Davis, with a focus on continuing the company’s growth and pursuing new opportunities to fulfill its mission of providing a high-quality education to any child, anywhere.

Timothy Murray will continue in his role as President and Chief Operating Officer, also reporting to Mr. Davis. Separately, K12 announced the appointment of Margaret Jorgensen as Chief Academic Officer, reporting to Mr. Packard.

Mr. Davis stated, “Thanks to the tremendous vision of Ron Packard and the skills and dedication of its world-class employees, K12 has reached a new stage of opportunity in the growth and development of both the company and our industry. As we continue to lead the transformation to technology-based individualized learning, we need to expand our management team while assuring operational, financial and academic excellence. These changes in the K12 executive team will help us achieve those goals, in particular as Ron builds on his role as innovator, entrepreneur and evangelist for our company and the industry.”

Mr. Packard added, “The strengthening of K12’s leadership team is an important part of our evolution to ensure that our future growth matches our past achievements. Academic excellence is critical to K12’s success and we look forward to continuously improving the value we provide to schools and students.”

Yesterday, the company confirmed its previously issued forecast for the second quarter of fiscal year 2013.

Far-Reaching Experience in Leading Transformational Media and Technology Companies

Mr. Davis, who joined the K12 Board of Directors in 2009 and was named Chairman of the Board in June 2012, is a seasoned leader of transformational telecommunications, media and software development companies, with a record of leadership in improving operations, launching innovative new products and strengthening relationships with legislative and regulatory authorities. Mr. Davis joins the company from the position of Managing Director of RANND Advisory Group, a consulting group advising venture capital and telecommunications firms. Mr. Davis previously served as Chief Executive Officer and President of XM Satellite Radio, where he improved operations and financial performance. He also led the company through its merger with Sirius Satellite Radio.

As President and Chief Operating Officer of XO Communications, Inc., Mr. Davis led the company through critical acquisitions and the launch of new data services. He also served as Executive Vice President of Network and Technical Services for Nextel Communications Inc., Chief Financial Officer of MCI Communications and Senior Vice President, Network Operations and Chief Operating Officer, MCIMetro. Mr. Davis has an MBA from the Wharton School of Business.

Special Note on Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We have tried, whenever possible, to identify these forward-looking statements using words such as “anticipates,” “believes,” “estimates,” “continues,” “likely,” “may,” “opportunity,” “potential,” “projects,” “will,” “expects,” “plans,” “intends” and similar expressions to identify forward looking statements, whether in the negative or the affirmative. These statements reflect our current beliefs and are based upon information currently available to us. Accordingly, such forward-looking statements involve known and unknown risks, uncertainties and other factors which could cause our actual results, performance or achievements to differ materially from those expressed in, or implied by, such statements. These risks, uncertainties, factors and contingencies include, but are not limited to: our potential inability to further develop, maintain and enhance our products and brands; the reduction of per pupil funding amounts at the schools we serve; reputation harm resulting from poor performance or misconduct by operators in any school in our industry and in any school in which we operate; challenges from virtual public school or hybrid school opponents; failure of the schools we serve to comply with regulations resulting in a loss of funding or an obligation to repay funds previously received; discrepancies in interpretation of legislation by regulatory agencies that may lead to payment or funding disputes; termination of our contracts with schools due to a loss of authorizing charter; failure to enter into new contracts or renew existing contracts with schools; risks associated with entering into and executing mergers, acquisitions and joint ventures; failure to successfully integrate mergers, acquisitions and joint ventures; inability to recruit, train and retain quality teachers and employees; uncertainty regarding our ability to protect our proprietary technologies; risks of new, changing and competitive technologies; increased competition in our industry; and other risks and uncertainties associated with our business described in the Company’s filings with the Securities and Exchange Commission. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material. All information in this release is as of January 9, 2013, and the Company undertakes no obligation to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

About K12 Inc.

K12 Inc. (NYSE: LRN), a technology-based education company, is the nation’s largest provider of proprietary curriculum and online education programs for students in kindergarten through high school. Using 21st century tools to prepare 21st century students, K12 provides a new choice for students to learn in a flexible and innovative way, at an individualized pace. K12 provides curricula and academic services to public and private online schools and districts, traditional classrooms, blended school programs, and directly to families. K12 is accredited through AdvancED, the world’s largest education community. Additional information on K12 can be found at www.K12.com.

Investor Contact:
Christina L. Parker, 703-483-7077
VP Investor Relations
chparker@k12.com

Press Contact:
Jeff Kwitowski, 703-483-7281
SVP Public Affairs
jkwitowski@k12.com